Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock International Bond Portfolio (BR-INTLB)
BlackRock Strategic Income Opportunities Portfolio (BR-SIP) BlackRock World Income Fund, Inc. (BR-WI)
Transamerica Partners Core Bond Portfolio (DIA-CORE) iShares Core Total U.S. Bond Market ETF (ISHAGG) iShares Credit Bond ETF (ISHCRED)
Metropolitan Series Fund, Inc.- BlackRock Bond Income
Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND) Curian / BlackRock Global Long Short Credit Fund (SMF_CC-GC)

The Offering

Key Characteristics (Complete ALL Fields)
Date of
Offering
Commencement:
02-19-2014
Security Type:
BND/CORP

Issuer
Comcast Corporation. (2044)
Selling
Underwriter
Wells Fargo Securities, LLC
Affiliated
Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:
List of
Underwriter(s)
BNP Paribas Securities Corp., Merrill
Lynch, Pierce, Fenner & Smith
Incorporated, RBC Capital Markets, LLC,
Wells Fargo Securities, LLC, Barclays
Capital Inc., Credit Suisse Securities
(USA) LLC, Deutsche Bank Securities Inc.,
Goldman, Sachs & Co., J.P. Morgan
Securities LLC, Lloyds Securities Inc,
Mitsubishi UFJ Securities (USA), Inc.,
Mizuho Securities USA Inc., RBS Securities
Inc., SMBC Nikko Securities America, Inc.,
SunTrust Robinson Humphrey, Inc., UBS
Securities LLC, Santander Investment
Securities Inc., U.S. Bancorp Investments,
Inc., DNB Markets, Inc., PNC Capital
Markets LLC, TD Securities (USA) LLC, The
Williams Capital Group, L.P., Jefferies
LLC, Drexel Hamilton, LLC, Lebenthal &
Co., LLC, Loop Capital Markets LLC, MFR
Securities, Inc., Mischler Financial
Group, Inc, Samuel A. Ramirez & Company,
Inc.

Transaction Details

Date of Purchase
02-19-2014

Purchase Price/Share
(per share / % of par)
$99.114
Total Commission,
Spread or Profit
0.750%

1.	Aggregate Principal Amount Purchased (a+b)
$120,000,000
a.US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$14,255,000
b.Other BlackRock Clients
$105,745,000
2.	Aggregate Principal Amount of Offering
$1,000,000,000
Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.12000

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[X] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date:
02-21-2014

Global Syndicate Team Member




Approved by:
Betsy Mathews, Steven DeLaura
Date:
02-24-14

Global Syndicate Team Member